Exhibit 3.93

ARTICLES OF ORGANIZATION

OF

OHI (CONNECTICUT), LLC

1.           The name of the limited liability company is OHI (Connecticut), LLC.

2.           The purpose of the limited liability company is to engage in any lawful act or activity for which limited liability companies may be formed under Sections 34-100 to 34-242, inclusive, of the Connecticut Limited Liability Company Act.

3.           The principal office address of the limited liability company is 200 International Circle, Suite 3500, Hunt Valley, Maryland 21030.

4.           The address of its initial registered office in the State of Connecticut is 50 Weston Street, Hartford, CT 06120-1537. The name of its initial registered agent at such address is Corporation Service Company.

5.           The name and address of the initial member of the limited liability company are as follows:

Omega Healthcare Investors, Inc., a Maryland corporation

200 International Circle, Suite 3500

Hunt Valley, MD 21030

6.           Management of the limited liability company is vested in its members.

DATED THIS 24th day of February, 2015.

/s/ Robert O. Stephenson
Robert O. Stephenson
Organizer